Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 26, 2022, with respect to the financial statements of Fundrise Income Real Estate Fund, LLC, as of November 4, 2021, incorporated herein by reference in this Registration Statement on Form N-14 (the Registration Statement), and to the reference to our firm under the heading “How do the management, investment adviser and other service providers of the Target Companies compare to those of the Acquiring Fund?” in the Joint Information Statement/Prospectus and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” the Statement of Information on Form N-2 (File No. 811-23745), incorporated by reference into this Registration Statement.

/s/ KPMG LLP

McLean, Virginia
February 15, 2022